Exhibit 10.26

NATIONAL VISION, INC. SEVERANCE PLAN

EXECUTIVE SUPPLEMENT

Effective as of November 11, 2013 and as amended March 15, 2017

Eligible Executives are entitled to an Executive Supplement of additional Severance Pay under the National Vision, Inc. Severance Plan (“Plan”) as follows:

A.          An Eligible Executive is a regular, full-time employee in an executive position who is eligible for Severance Pay under the portion of the Plan designated for Executives as set forth in the Plan booklet dated July 21, 2011, as amended (“Executive Plan”) and who is designated by the Board of Directors of the Company as of the Effective Date or any future date, as set forth on the attached Schedule 1 to this Executive Supplement, and who:

1.          participates in the Company’s Corporate Management Incentive Program at Level 4.5 or above; and

2.          has a termination of employment that qualifies the Eligible Executive for Severance Pay under the Executive Plan on or after the Effective Date; and

3.          otherwise meets the terms and conditions of the Executive Plan.

B.          An Eligible Executive shall be paid Severance Pay in addition to the Severance Pay under the Executive Plan determined as follows:

1.          Extended Basic Severance Pay – an additional twelve (12) months base salary following the twelve (12) months Severance Pay under the Executive Plan. Thus, the total basic Severance Pay is equivalent to twenty-four (24) months base salary paid over the twenty-four (24) months following the Eligible Employee’s Severance Date.

2.          Severance Supplement – an additional thirty percent (30%) of the Eligible Executive’s annual rate of base salary used to determine Severance Pay under the Executive Plan, paid in equal installments over the twenty-four (24) months following the Eligible Employee’s Severance Date at the same time as and as a part of the Extended Basic Severance Pay provided in 1. above.

C.          An Eligible Employee’s total Severance Pay under the Executive Plan and this Executive Supplement and benefits are subject to all the terms and conditions of the Executive Plan except that the Company may not amend the Plan, the Executive Plan or this Executive Supplement to reduce the total amount of Severance Pay or other benefits or to remove the eligibility for the Executive Plan and this Executive Supplement with respect to any individual who would be an Eligible Executive as of the Effective Date if the individual’s employment were terminated under conditions qualifying the individual for Severance Pay under the Executive Plan as in effect on the Effective Date without the written consent of the individual.

D.          All payments that may be made and benefits that may be provided pursuant to the Executive Plan and this Executive Supplement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under the Executive Plan and this Executive Supplement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9) to the maximum extent possible. Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Because all Severance Pay must be paid within twenty-four (24) months of the Severance Date, the final installment shall be the made on the date immediately before the second anniversary of the Severance Date.

E.          The effective date of this Executive Supplement is November 11, 2013 (“Effective Date”).

Approved by the Board of Directors of National Vision, Inc. on November 11, 2013 and approved as amended on March 15, 2017.

NATIONAL VISION, INC. SEVERANCE PLAN

EXECUTIVE SUPPLEMENT

Schedule 1

Name	Date of Designation by Board
L. Reade Fahs	November 11, 2013
J. Bruce Steffey	November 11, 2013
Paul A. Criscillis, Jr.	November 11, 2013
Peter Clarkson	November 11, 2013
Mitchell Goodman	November 11, 2013
Patrick Moore	March 15, 2017